Exhibit 10.13

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) dated as of May 17, 2005 (the “Effective Date”), is entered into between BIOSITE INCORPORATED, a Delaware corporation (“Biosite”), having a place of business at 11030 Roselle Street, San Diego, California 92121, and POWER3 MEDICAL PRODUCTS, INC, a New York corporation (“Power3”), having a place of business at 3400 Research Forest Drive, Suite B2-3, The Woodlands, Texas 77381.

WHEREAS, Biosite owns or has rights in certain expertise, technology and intellectual property rights regarding the development of antibodies.

WHEREAS, Power3 owns or has rights in certain expertise, technology and intellectual property rights regarding certain target biomolecules for antibody development.

WHEREAS, Biosite and Power3 desire to engage in a collaborative research program to attempt to develop antibodies to certain target biomolecules selected by Power3, and to use such antibodies to conduct research to evaluate the diagnostic and therapeutic potential of such target biomolecules, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1                                 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2                                 “Biosite Improvement” shall mean any Program Invention that constitutes an improvement or enhancement to (a) the antibody development technology of Biosite or (b) the bodily fluid in vitro diagnostic assay technology of Biosite.

1.3                                 “Biosite Inventions” shall mean all Program Inventions that are solely owned by Biosite.

1.4                                 “Biosite Product” shall mean any product for use in the Exclusive Field, Semi-Exclusive Field or Non-Exclusive Field that assays a Program Target and that if made, used, sold, offered for sale or imported absent the licenses granted hereunder would infringe at least one Valid Claim, or that otherwise uses or incorporates the Power3 Know-How Rights.

1.5                                 “Confidential Information” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof) that is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party.  Notwithstanding the foregoing, Confidential Information of a party shall not include information that the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the receiving party; (b) to have become publicly known, without the fault of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party; (c) to have been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information; (d) to have been otherwise known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (e) to have been independently developed by employees or agents on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party (each, a “Confidentiality Exception”).

1.6                                 “Exclusive Field” shall mean the in vitro detection or measurement of one or more analytes, by means of a diagnostic device(s), instrument(s) or combination thereof, with a stated average throughput equal to or less than one hundred (100) patient samples per hour, for use in the detection, prognosis, diagnosis or monitoring of any breast cancer-related disease, state or condition in humans or animals.

1.7                                 “First Commercial Sale” shall mean, with respect to any Biosite Product and any country, the first bona fide transaction for which consideration is received for the sale, use, lease, transfer or similar disposition of such Biosite Product by a party, its Affiliate or (sub)licensee to customers who are not Affiliates in such country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.8                                 “Issued Royalty Term” shall mean, with respect to each Biosite Product in each country of sale, the term for which at least one (1) Valid Claim defined in Section 1.28(a) remains in effect and would be infringed, but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Biosite Product in such country.

1.9                                 “Joint Inventions” shall mean all Program Inventions that are jointly owned by Biosite and Power3.

1.10                           “Monoclonal Preparation” shall mean a preparation containing a Fab or Fab fragment with a specific affinity to a Program Target.

1.11                           “Net Sales” shall mean, with respect to any Biosite Product, the gross sales price of such Biosite Product invoiced by Biosite, its Affiliate, or its (sub)licensee to customers who are not Affiliates (or are Affiliates but are the end users of such Biosite Product) less, to the extent actually paid or accrued by Biosite or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Biosite Product; (b) freight and insurance costs incurred by Biosite or its Affiliate (as applicable) in transporting such Biosite Product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such

Biosite Product given to such customers under price reduction programs that are consistent with industry practices and price reductions given for similar products by Biosite or its Affiliate (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of such Biosite Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Biosite Product in final form to such customers.  Notwithstanding anything to the contrary in this Agreement, if any reusable instrument (that is itself a Biosite Product) is used in combination with a separate diagnostic reagent-containing device (that is itself a Biosite Product) to detect or measure one or more analytes from a patient sample on or in such device, then for purposes of calculating Net Sales, such device shall constitute a Biosite Product, but such instrument shall not constitute a Biosite Product.

1.12                           “Net Sublicensing Revenues” shall mean, with respect to any Biosite Product, the aggregate cash consideration received by Biosite or its Affiliates in consideration for the sublicense under the Power3 Patent Rights or Power3 Know-How Rights by Biosite or its Affiliates to a Third Party sublicensee with respect to such Biosite Product (excluding (i) royalties received by Biosite or its Affiliates based on Net Sales of such Biosite Product by such sublicensee, and (ii) amounts received to reimburse Biosite or its Affiliates’ cost to perform research, development or similar services conducted for such Biosite Product after signing the agreement with the Third Party, in reimbursement of patent or other out-of-pocket expenses on such Biosite Product, or in consideration for the purchase of any securities of Biosite or its Affiliates at a price up to one hundred percent (100%) of the then fair market value of such securities).

1.13                           “Non-Exclusive Field” shall mean the in vitro detection or measurement of one or more analytes, by means of a diagnostic device(s), instrument(s) or combination thereof, for use in the detection, diagnosis and monitoring of any neurological-related disease, state or condition in humans and animals.

1.14                           “Omniclonal Preparation” shall mean a mixture containing a variety of Fab or Fab fragments with varying affinity to a Program Target.

1.15                           “Pending Royalty Term” shall mean, with respect to each Biosite Product in each country of sale that is not covered by at least one (1) Valid Claim as defined in Section 1.28(a), the term during which at least one (1) Valid Claim defined in Section 1.28(b) that has not been abandoned or finally disallowed without the possibility of appeal or refiling remains in effect and would be infringed (if in an issued patent), but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Biosite Product in such country.

1.16                           “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.17                           “Power3 Inventions” shall mean all Program Inventions that are solely owned by Power3.

1.18                           “Power3 Know-How Rights” shall mean all trade secret and other know how rights in all inventions, discoveries, compositions, technology, data and information of any type whatsoever, (a) that relates to a Program Antibody, Program Target or fragment thereof (or any nucleotide sequence that encodes, or amino acid sequences of the foregoing); (b) that are reasonably necessary or useful for Biosite to conduct its obligations or exercise its rights under this Agreement; (c) that are either (i) disclosed by Power3 to Biosite and do not fall within the scope of a Confidentiality Exception, or (ii) developed or generated by Power3 in the course of conducting its obligations under the Program; and (d) in which Power3 has an ownership or other licensable interest during the term of the Agreement.

1.19                           “Power3 Patent Rights” shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country that claim (i) a Program Antibody, Program Target or fragment thereof (or any nucleotide sequence that encodes, or amino acid sequences of the foregoing), or (ii) any process of manufacture or use of a Program Antibody, Program Target or fragment thereof (or any nucleotide sequence that encodes, or amino acid sequences of the foregoing) made or conceived prior to the Effective Date or in the performance of the Program; (b) all patents that have issued or in the future issue therefrom, including without limitation utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patent applications and patents; in each case in which Power3 has an ownership or other licensable interest during the term of the Agreement.

1.20                           “Program” shall mean the collaborative research program to develop antibodies directed to certain target biomolecules from selected by Power3, and to use such antibodies to evaluate the diagnostic and therapeutic potential of such target biomolecules, described in Section 3 below.

1.21                           “Program Antibody” shall mean, with respect to each Program Target provided by Power3 under Section 3.1.1(d), (a) any Omniclonal Preparation to such Program Target (or any fragment thereof) that is developed by Biosite and delivered to Power3 pursuant to this Agreement; (b) any Monoclonal Preparation to such Program Target (or any fragment thereof) that is developed by Biosite and delivered to Power3 pursuant to this Agreement; and (c) any antibody to such Program Target (or any fragment thereof) derived in whole or in part from the preparations described in clauses (a) and (b) above, or the nucleotide sequences encoding or the amino acid sequences of the preparations described in clauses (a) and (b) above.

1.22                           “Program Invention” shall mean any invention, discovery, composition, enhancement, technology, data or information (whether or not patentable) made or conceived by employees or others on behalf of Biosite, Power3 or both in the performance of the Program during the term of the Program.

1.23                           “Program Target” shall mean a target biomolecule that is selected by Power3 pursuant to Section 3.1.1(a), designated by the parties pursuant to Section 3.1.1(b), and for which the parties reach agreement regarding the mutually acceptable specificity, affinity and other specifications (if any) desired for the antibody thereto pursuant to Section 3.1.1(c), together with (a) any derivatives, parts or polymorphisms (including without limitation splice variants) of such target biomolecule, (b) any nucleotide sequences with homology to such target biomolecule

(together with any derivatives, parts or splice variants of such nucleotide sequences) and (c) amino acid sequences and proteins encoded by each such nucleotide sequences (together with any derivatives or parts of such amino acid sequences and proteins).

1.24                           “Samples” shall have the meaning set forth in Section 3.1.5(a) below.

1.25                           “Semi-Exclusive Field” shall mean, collectively, (a) research use for any diagnostic purpose, and (b) the in vitro detection or measurement of one or more analytes, by means of a diagnostic device(s), instrument(s) or combination thereof, with a stated average throughput greater than one hundred (100) patient samples per hour, for use in the detection, prognosis, diagnosis or monitoring of any breast cancer-related disease, state or condition in humans or animals.

1.26                           “Third Party” shall mean any Person other than Biosite, Power3 and their respective Affiliates.

1.27                           “Third Party License Agreement” shall mean a license agreement between Power3 and a Third Party in effect at the time that Power3 designates the applicable proposed target biomolecule under Section 3.1.1(a), or thereafter, which license agreement grants to Power3 a license (with the right to grant sublicenses) under any patent rights or know-how rights that would constitute Power3 Patent Rights or Power3 Know-How Rights relating to such proposed target biomolecule.

1.28                           “Valid Claim” shall mean (a) a claim of an issued and unexpired patent included within the Power3 Patent Rights that has not been held permanently unpatentable, revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and (b) a claim of a pending patent application included within the Power3 Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.                                       REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other party as follows:

2.1                                 Corporate Existence.  Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.2                                 Authorization and Enforcement of Obligations.  Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.3                                 Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.4                                 No Conflict.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.5                                 DISCLAIMER OF WARRANTIES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM ANTIBODIES OR PROGRAM TARGETS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON.

3.             THE PROGRAM

3.1                                 Responsibilities.

3.1.1        Target Designation.

(a)                                  Each calendar quarter during the term of the Program, Power3 shall select up to ten (10) target biomolecules from that Power3 desires to use in the Program, provided that at least one half (1/2) of the target biomolecules proposed by Power3 in any such calendar quarter shall be target biomolecules with application in the Exclusive Field and/or Semi-Exclusive Field.  With respect to each such target biomolecule with which Power3 desires to conduct immunizations hereunder, Power3 shall provide to Biosite in writing the following information:  (i) the common name of such target biomolecule, if any; (ii) other publicly known names of such target biomolecule and any fragment thereof; (iii) the nucleic acid sequence of the gene or cDNA encoding such target biomolecule, or sufficient information to enable access to such sequence from public databases; (iv) identification of the source of biological materials that resulted in the identification of such target biomolecule by Power3 in sufficient detail to allow Biosite to determine the potential disease specificity of such target biomolecule and whether, to the best of Power3’s knowledge, such target biomolecule is difficult to express or to generate antibodies thereto; (v) whether or not Power3 owns or has a licensable interest in any patent or other intellectual property rights in such target biomolecule, antibodies to such target biomolecule or the use thereof, which would be licensed to Biosite as set forth in Section 4.2; (vi) whether or not there exist any Third Party License Agreements relating to such proposed target biomolecule or antibodies thereto, and thereafter during the term of this Agreement Power3 shall notify Biosite of any additional Third Party License Agreements relating to a Program Target or antibodies thereto and provide a description of the applicable financial terms; (vii) whether or not such proposed target biomolecule or antibodies thereto are the subject of a collaboration, research, development, commercialization, out-license or similar agreement between Power3 and any Third Party; and (viii) copies of all patents and patent applications covering such target biomolecule, an antibody thereto, or any use of the foregoing.

(b)                                 Within thirty (30) days after Biosite receives from Power3 all the information required under Section 3.1.1(a) for a proposed target biomolecule, the parties shall attempt to reach mutual agreement on designating such proposed target biomolecule as a Program Target.

(c)                                  With respect to each proposed target biomolecule that the parties mutually agree to designate as a Program Target, Biosite and Power3 shall discuss in good faith and attempt to reach mutually acceptable agreement regarding the specificity, affinity and other specifications (if any) desired for the antibody to such proposed target biomolecule to be developed under the Program.  A proposed target biomolecule that the parties mutually agree to designate as a Program Target shall be designated a Program Target upon the agreement by the parties on the mutually acceptable specificity, affinity and other specifications desired for the antibody thereto.

(d)                                 With respect to each Program Target with which Biosite is to conduct immunizations hereunder, within thirty (30) days after designation of such Program Target, Power3 shall provide Biosite with (i) at least two (2) milligrams of purified protein of such Program Target or a reasonably sufficient quantity of a cell line producing or cDNA clone of such Program Target or cDNA sequence encoding such Program Target; provided that immunizations and antibody development will be delayed by at least three (3) months if a cDNA clone is provided, and an additional period equal to the time reasonably required by Biosite to express the target biomolecule if just the cDNA sequence is provided, and (ii) such information and data regarding such Program Target (including without limitation the nucleotide sequence encoding and the amino acid sequence of such Program Target), as reasonably necessary for Biosite to conduct its obligations under the Program.

3.1.2                        Antibody Development and Delivery.  With respect to each Program Target, Biosite shall use commercially reasonable efforts (a) to develop antibodies to the Program Target provided by Power3 under Section 3.1.1(d) with the specificity, affinity and such other specifications as mutually agreed by the parties, and (b) to deliver such antibodies within nine (9) months following the date Biosite first conducts immunizations with such Program Target.  Biosite shall: (i) make a library of antibodies for each Program Target, (ii) screen the antibodies in such library with the specified antigen or antigen mixture, and (iii) determine which such antibodies satisfy the specificity, affinity and other specifications mutually agreed by the parties.  After consultation with Power3, Biosite shall select one Omniclonal Preparation that meets such specifications for each Program Target, and Biosite shall sell and deliver to Power3 a minimum of one milligram (1mg) of such Omniclonal Preparation, and at least twenty (20) Monoclonal Preparations selected from such Omniclonal Preparation.

3.1.3                        Limitations on Use.  Power3 shall use all Omniclonal Preparations and Monoclonal Preparations sold and delivered by Biosite under Section 3.1.2 solely to conduct its obligations under the Program, or to conduct research.  Power3 shall not, and shall not cause or permit any other Person to, use any such Omniclonal Preparation or Monoclonal Preparation sold and delivered by Biosite under Section 3.1.2, other than to conduct its obligations under the Program, or to conduct research.

3.1.4                        Target Validation and Evaluation.  Power3 shall conduct such tests (if any) as Power3 determines reasonably necessary to validate each Program Target, to evaluate the potential diagnostic and therapeutic utility of each Program Target, and to otherwise evaluate each Program Antibody.

3.1.5                        Sample Analysis.

(a)                                  Upon Biosite’s written request, Power3 shall provide to Biosite, prior to one (1) month following the first delivery of Program Antibodies, non-degraded, intact, properly shipped, blood-based clinical samples (each sample being approximately 2ml, but not less than 1.5ml, in volume) previously obtained by Power3 from its clinical trials being conducted at New York University, Mercy Hospital and OGA (the “Samples”).  With respect to each Sample, Power3 shall (i) provide Biosite with such information, that is not subject to confidentiality obligations pursuant to the Health Insurance Portability and Accountability Act (“HIPPA”) and the clinical trial and material transfer agreements under which the Samples and clinical data were collected, regarding such Sample as Power3 has in its possession and control; (ii) have obtained the requisite patient consent forms to permit the use contemplated hereunder of all such Samples and associated clinical data, together with all progeny, products and information derived therefrom, for research and development without compensation to the donor; (iii) prepare and maintain complete and accurate records of Sample sources, donor medical history, Sample procurement and any infectious disease screening, together with any other records regarding the Samples required by applicable laws and regulations; (iv) provide Biosite with copies of all such patient consent forms and records upon request, provided that Power3 shall redact patient names and other patient identifying information for confidentiality purposes; and (v) advise Biosite of any Third Party restrictions applicable to the use of such Samples at the time of, or prior to, providing such Samples to Biosite.

(b)                                 Biosite shall treat all Samples and clinical data as Confidential Information and shall not publish, sell, lease, or otherwise transfer or disclose such Samples and clinical data to any other party without the express consent of Power3; provided, however, that Biosite shall have the right to publish and include in its marketing brochures summaries of the clinical data.  Notwithstanding the foregoing, Biosite shall have the right to use all Samples and associated clinical data, together with all progeny, products and information derived therefrom, for research and development purposes, as long as Biosite use complies with HIPPA, Third Party restrictions provided to Biosite under Section 3.1.5(a) above, and any other current or future government regulations governing the transfer and use of such Samples and clinical data.

(c)                                  Biosite shall use commercially reasonable efforts to generate an ELISA-based assay for each Program Target with application in the Exclusive Field and/or Semi-Exclusive Field and for which Biosite has generated appropriate antibodies (as determined by Biosite in its reasonable discretion) under the Program.

(d)                                 If Biosite successfully develops an ELISA-based assay for any such Program Target, Biosite shall analyze each of the Samples provided by Power3 under Section 3.1.5(a) with such assay and shall provide the resulting data to Power3.

3.1.6                        Conduct of Program.  Each party shall conduct the Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations to attempt to achieve its objectives efficiently and expeditiously.  Each party shall proceed diligently with its responsibilities under the Program, and shall allocate such personnel, equipment, facilities and other resources as reasonably necessary to conduct its obligations under the Program and to accomplish the objectives thereof.

3.2                                 Results.

3.2.1                        Reports.  Within thirty (30) days following the end of each calendar year during the term of the Program and within thirty (30) days following the expiration or termination of the Program, each party shall prepare, and provide to the other party, a reasonably detailed written report that shall describe the work performed by such party, and the results achieved, to date under the Program, together with copies of all data resulting from the tests and evaluation performed by such party to date under the Program.

3.2.2                        Records.  Each party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Program.

3.2.3                        Inspection of Records.  Each party shall have the right, during normal business hours and on reasonable notice, to inspect and copy such records of the other party regarding the work done and results achieved in the performance of the Program, to the extent reasonably necessary to enable such party to conduct its obligations under the Program or to exercise its rights hereunder.  Each party shall maintain such records of the other party (together with the information contained therein) in confidence in accordance with Section 7 below and shall not use such records (or information) except to the extent otherwise permitted by this Agreement.

3.3                                 Program Leaders.  Each party shall appoint a person (a “Program Leader”) to coordinate its part of the Program.  The Program Leaders shall be the primary contacts between the parties with respect to the Program.  Each party shall notify the other within thirty (30) days after the date of this Agreement of the appointment of its Program Leader and shall notify the other party as soon as practicable upon changing this appointment.

3.4                                 Subcontracts.  Either party may subcontract portions of the Program to be performed by it in the normal course of its business without the prior consent of the other party; provided, however, that (a) such subcontracting shall not involve the transfer of Confidential Information of the other party to any Third Party unless the subcontracted party shall enter into a confidentiality agreement with the subcontracting party in accordance with Section 7 below; (b) the subcontracting party shall supervise such subcontract work; and (c) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations.

3.5                                 Term of Program.  Unless this Agreement is terminated earlier under Section 10 below, the term of the Program shall commence on the Effective Date of this Agreement and shall continue for a period of three (3) years thereafter.

3.6                                 Ownership of Inventions.

3.6.1                        As between Biosite and Power3, all right, title and interest in (a) all Program Targets, (b) all nucleotide sequences encoding Program Targets and (c) all amino acid sequences of Program Targets, in each case that are patented, patentable or Confidential Information of Power3, together with all patent rights and other intellectual property rights therein, shall be owned by Power3.

3.6.2                        As between Biosite and Power3, all right, title and interest in all uses of Program Targets, nucleotide sequences encoding Program Targets and amino acid sequences of Program Targets, in each case that are conceived in the performance and during the term of the Program (whether or not patentable), together with all patent rights and other intellectual property rights therein, shall be owned by Power3.  Biosite hereby sells, assigns and transfers to Power3 all of Biosite’s right, title and interest therein and thereto.

3.6.3                        As between Biosite and Power3, all right, title and interest in all Program Antibodies and all uses thereof, in each case that are conceived in the performance and during term of the Program (whether or not patentable), together with all patent rights and other intellectual property rights therein, shall be owned by Power3.  Biosite hereby sells, assigns and transfers to Power3 all of Biosite’s right, title and interest therein and thereto.

3.6.4                        All right, title and interest in all Biosite Improvements, together with all patent rights and other intellectual property rights therein, shall be owned by Biosite.  Power3 hereby sells, assigns and transfers to Biosite all of Power3’s right, title and interest therein and thereto.

3.6.5                        All right, title and interest in all Program Inventions constituting or pertaining to phage display libraries and cells containing any plasmid that encodes or secretes Program Antibodies and with all cell lines therefor, together with all patent rights and other intellectual property rights therein, shall be owned by Biosite.  Power3 hereby sells, assigns and transfers to Biosite all of Power3’s right, title and interest therein and thereto. Notwithstanding anything to the contrary in this Agreement, Biosite shall have no obligation to sell, assign or transfer to Power3 any phage display libraries or cells containing any plasmid that encodes or secretes Program Antibodies, or any cell lines therefor  Notwithstanding the foregoing, if Biosite does not pursue the commercialization of a Program Antibody used to designate a Reduced Royalty Rate Target within 6 months following the date of such designation, then Biosite shall negotiate in good faith with Power3 mutually acceptable and commercially reasonable terms and conditions for a supply agreement with Power3 for providing reasonable quantities of that Program Antibody to Power3, or a third party licensee, for research and diagnostic purposes within the neurological field.

3.6.6                        Subject to the provisions of Sections 3.6.1 through 3.6.5 above, Biosite and Power3 shall jointly own all right, title and interest in all non-patentable data resulting from testing of the Program Targets or Program Antibodies by employees or others on behalf of Biosite and Power3 or in the performance and during the term of the Program.

3.6.7                        Except as otherwise set forth in Sections 3.6.1 through 3.6.5 above, all right, title and interest in all Program Inventions, together with all patent rights and other intellectual property rights therein, (a) made or conceived solely by employees or others acting on behalf of Biosite shall be owned solely by Biosite, (b) made or conceived solely by employees or others acting on behalf of Power3 shall be owned solely by Power3, and (c) made or conceived jointly by employees or others acting on behalf of Biosite and by employees or others acting on behalf of Power3 shall be owned jointly by Biosite and Power3.

3.6.8                        Each party shall have the right, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in any Joint Invention (or the patent and other intellectual property rights therein) without the consent of, or compensation or accounting to, the other party.

3.6.9                        Each party shall cause all employees and other Persons acting on its behalf in performing its obligations under the Program to be obligated under a binding written agreement to assign to it, or as it shall direct, all Program Inventions made or conceived by such employees or other Persons.

4.                                       LICENSE GRANTS

4.1                                 Program License.  On the terms and subject to the conditions of this Agreement, Power3 hereby grants to Biosite a non-exclusive, worldwide, royalty-free license (without the right to grant sublicenses) under the Power3 Patent Rights and Power3 Know-How Rights during the term of the Program to conduct Biosite’s obligations under the Program.

4.2                                 Commercialization Licenses.

4.2.1                        On the terms and subject to the conditions of this Agreement, Power3 hereby grants to Biosite an exclusive, worldwide, royalty-bearing license (together with the right to grant sublicenses) under the Power3 Patent Rights and Power3 Know-How Rights to develop, make, have made, use, offer for sale, sell and import Biosite Products for use in the Exclusive Field.

4.2.2                        On the terms and subject to the conditions of this Agreement, Power3 hereby grants to Biosite a semi-exclusive, worldwide, royalty-bearing license (together with the right to grant one (1) sublicense as described below) under the Power3 Patent Rights and Power3 Know-How Rights to develop, make, have made, use, offer for sale, sell and import Biosite Products for use in the Semi-Exclusive Field.  With respect to each Program Target, Biosite shall only have the right to grant one (1) exclusive (even as to Biosite) sublicense for such Program Target under the rights granted by Power3 to Biosite under this Section 4.2.2.  For purposes of this Section 4.2.2, “semi-exclusive” shall mean, with respect to a Program Target, that there shall not exist more than two (2) Persons (excluding Biosite, its Affiliates and sublicensees, but including Power3) at any time having either license from Power3, or, with respect to Power3, retaining the rights in any country under the Power3 Patent Rights or the Power3 Know-How Rights that permits such Person to use such Program Target in the Semi-Exclusive Field.

4.2.3                        On the terms and subject to the conditions of this Agreement, Power3 hereby grants to Biosite a non-exclusive, worldwide, royalty-bearing license (together with the right to grant one (1) sublicense as described below) under the Power3 Patent Rights and Power3 Know-How Rights to develop, make, have made, use, offer for sale, sell and import Biosite Products for use in the Non-Exclusive Field.  With respect to each Program Target, Biosite shall have the right to grant one (1) sublicense for such Program Target under the rights granted by Power3 to Biosite under this Section 4.2.3; however, the grant of such sublicense will replace Biosite’s own right to develop, make, have made, use, offer for sale, sell and import Biosite Product for use in the Non-Exclusive Field.

4.2.4                        Biosite shall have the right to develop such assays, and conduct such tests as Biosite determines reasonably necessary to evaluate the potential diagnostic utility of such Program Target and to otherwise evaluate each Program Antibody.

4.2.5                        Any data generated by Biosite in the development of such assays and such tests to determine the potential diagnostic utility of such Program Target shall be owned by Biosite.  Biosite shall promptly provide such data to Power3.  Any data provided to Power3 under this Section 4.2.5 shall be treated as Confidential Information of Biosite subject to the provisions of Section 7.  Any data generated by Power3 in the testing of the Program Antibodies, including any data generated to determine the potential therapeutic or diagnostic utility of the Program Antibodies or Program Target shall be owned by Power3.  Power3 shall promptly provide such data to Biosite.  Any data provided to Biosite under this Section 4.2.5 shall be treated as Confidential Information of Power3 subject to the provisions of Section 7.

4.3                                 Option.  If Biosite reasonably believes that, with respect to a Program Target, there is a diagnostic application or field of use that is outside of the Exclusive Field, Semi-Exclusive Field and Non-Exclusive Field, then, if such application or field of use has not then been exclusively licensed to a Third Party by Power3, Biosite shall have the right upon written notice to Power3 to designate such diagnostic application or field of use as within either (a) the Exclusive Field and Semi-Exclusive Field, or (b) the Non-Exclusive Field of this Agreement.  Following the date of such written notice and provided that Power3 on such date has the right to grant the inclusion of the designated diagnostic application or field of use within this Agreement and that such a grant would not result in a breach of the terms of a written agreement that Power3 previously entered into with a Third Party, the parties shall amend this Agreement to include such diagnostic application or field of use within the applicable Field(s) subject to the royalties and milestones owing on Biosite Products sold within such Field(s).

4.4                                 Sublicenses.  Biosite’s right to sublicense under this Agreement is subject to the following conditions: (a) in each such sublicense, the sublicensee shall be prohibited from granting further sublicenses and shall be subject to the applicable terms and conditions of the license granted to Biosite under this Agreement; (b) Biosite shall forward to Power3, within thirty (30) days following execution, a complete and accurate copy written in the English language of each sublicense granted hereunder; (c) notwithstanding any such sublicense, Biosite shall remain primarily liable to Power3 for all of Biosite’s duties and obligations contained in this Agreement, and any act or omission of a sublicensee which would be a breach of this Agreement if performed by Biosite shall be deemed to be a breach by Biosite of this Agreement; provided, however, that if any sublicensee breaches any duty or obligation under its agreement with Biosite that would result in Biosite being deemed in breach of this Agreement, Biosite shall have the right to cure such breach by immediately terminating such sublicense; and (d) upon termination of this Agreement for any reason, all sublicenses shall, at Power3’s option, be terminated or assigned to Power3.

5.                                       FINANCIAL TERMS

5.1                                 Antibody Fees Payable by Power3.  In consideration for the sale of the Program Antibodies to Power3, Power3 shall pay to Biosite one thousand dollars ($1,000) for the approximately one milligram (1mg) quantity of Omniclonal Preparation, and the panel of twenty (20) Monoclonal Preparations selected from the Omniclonal Preparation, generated for each Program Target under the Program that is sold and delivered to Power3 under Section 3.1.2 above.  Biosite shall invoice Power3 for such amount at the time of delivery of such Omniclonal Preparation and twenty (20) Monoclonal Preparations, and Power3 shall pay to Biosite such amount within thirty (30) days after receipt by Power3 of such invoice.  Power3 shall pay all federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of the Omniclonal Preparations and Monoclonal Preparations sold and delivered to Power3 pursuant to this Agreement.

5.2                                 Annual Maintenance Fee.  Commencing with the third (3rd) anniversary of the date Biosite makes a milestone payment to Power3 pursuant to Section 5.4 below following demonstration of a panel of antibodies is suitable for development of a commercial product for use in the Exclusive Field and/or Semi-Exclusive Field, and on each subsequent anniversary of such date until the date of submission by Biosite of the first 510k or PMA to the FDA for the first Biosite Product for use in the Exclusive Field and/or Semi-Exclusive Field, Biosite shall pay to Power3 an annual maintenance fee of one hundred thousand dollars ($100,000).

5.3                                 Blood Sample Collection Fees.  In consideration for the collection and transfer of Samples requested by Biosite in writing, Biosite shall pay to Power3 (a) if Power3 collects and transfers to Biosite at least four hundred (400) approximately 2ml volume, but not less than 1.5ml volume, Samples, together with the associated clinical data and information (as the parties mutually determine as requested by Biosite and consistent with Section 3.1.5), three hundred and fifty thousand dollars ($350,000), and (b) for each approximately 2ml volume, but not less than 1.5ml volume, Sample in excess of four hundred (400) that is collected and transferred by Power3 together with the associated clinical data and information (as the parties mutually determine), four hundred and seventeen dollars ($417); provided, however, that in no event shall Biosite be obligated to pay more than six hundred thousand dollars ($600,000) in the aggregate for a total of 1000 Samples under this Section 5.3.  However, if Biosite requests in writing Samples in addition to the first 1000 Samples, Biosite will continue to pay $417 per Sample supplied by Power3.

5.4                                 Milestones Payable by Biosite.  Biosite shall pay to Power3 the following milestone payments within thirty (30) days following the applicable event:

$

150,000

upon the earlier of (a) the First Commercial Sale by Biosite of a Biosite Product for use in the Semi-Exclusive Field, or (b) the

effective date of the first written agreement between Biosite and a Third Party sublicensee for a sublicense under the rights in the Semi-Exclusive Field granted to Biosite under Section 4.2.2;

$

250,000

upon demonstration, as determined in Biosite’s sole and reasonable discretion, that a panel of antibodies (including one or more antibodies to a Program Target) is suitable for development of a commercial product for use in the Exclusive Field and/or Semi-Exclusive Field;

$

500,000

upon the first submission by Biosite of the first 510k or PMA to the FDA for the first Biosite Product for use in the Exclusive Field and/or Semi-Exclusive Field;

$300,000	upon the first submission by Biosite of the first 510k or PMA to the FDA for the first Biosite Product for use in the Non-Exclusive Field;

$1,000,000	upon the first FDA approval of the first 510k or PMA submitted by Biosite for the first Biosite Product for use in the Exclusive Field and/or Semi-Exclusive Field; and

$

300,000

upon the first FDA approval of the first 510k or PMA submitted by Biosite for the first Biosite Product for use in the Non-Exclusive Field.

5.5                                 Royalties Payable by Biosite.

5.5.1                        Annual Minimum Royalty.  Commencing at the end of the first full calendar year following the date of First Commercial Sale for the first Biosite Product, and at the end of each subsequent calendar year during the term of this Agreement, Biosite shall pay to Power3 a fully-creditable annual minimum royalty of (a) for the first year, two hundred thousand dollars ($200,000), (b) for the second year, three hundred thousand dollars ($300,000), and (c) for the third and each subsequent year, five hundred thousand dollars ($500,000).  Biosite shall make each such payment within sixty (60) days following the end of the applicable year.  All royalties under Section 5.5.2 below paid by Biosite during the applicable year shall be fully creditable against royalties owing under this Section 5.5.1.

5.5.2                        Running Royalties.

(a)                                  During the applicable Issued Royalty Term for a Biosite Product for use in the Exclusive Field and/or Semi-Exclusive Field, on a country-by-country basis, Biosite shall pay to Power3 royalties, with respect to each such Biosite Product, equal to (i) seven percent (7%) of Net Sales of such Biosite Product in such country, or (ii) if such Program Target has been designated as a Reduced Royalty Rate Target (as defined below), three and one-half percent (3.5%) of Net Sales of such Biosite Product in such country.  For each Program Target with application in the Non-Exclusive Field for which Biosite generates and delivers Program Antibodies to Power3 pursuant to Section 3.1.2, Biosite shall have the right upon written notice to Power3 to designate one (1) Program Target with application in the Exclusive Field and/or Semi-Exclusive Field as a “Reduced Royalty Rate Target.”  Once a Program Target with application in the Exclusive Field and/or Semi-Exclusive Field is designated as a Reduced Royalty Rate Target, Biosite shall not have the right to transfer the designation to another Program Target even if Biosite discontinues development of Biosite Products that assay the first such designated Program Target.  Notwithstanding the foregoing, if any Biosite Product contains antibodies that are not Program Antibodies or control antibodies, and are included in order to get FDA approval and/or to commercialize such Biosite Product, then the Net Sales of, and milestones owing for, such Biosite Product under this Section 5.5.2(a) shall be multiplied by the quotient of (i) the total number of different Program Antibodies (for detecting analytes) contained in such Biosite Product, divided by (ii) the total number of different antibody types contained in such Biosite Product that specifically bind known, non-antibody target biomolecules and do not represent experimental controls; provided, however, that if such Biosite Product is covered by intellectual property rights granted to Power3 under a Third Party License Agreement, then in no event shall the applicable royalty rate set forth in this Section 5.5.2(a) be reduced by reason of this sentence to a percentage rate less than one and one-half (1 1/2) times the applicable percentage rate owing by Power3 under such Third Party License Agreement.

(b)                                 During the applicable Issued Royalty Term for a Biosite Product for use in the Non-Exclusive Field, on a country-by-country basis, Biosite shall pay to Power3 royalties, with respect to each Biosite Product, equal to three and one-half percent (3.5%) of Net Sales of such Biosite Product in such country.  Notwithstanding the foregoing, if any Biosite Product contains antibodies that are not Program Antibodies or control antibodies, and are included in order to get FDA approval and/or to commercialize such Biosite Product, then the Net Sales of, and milestones owing for, such Biosite Product under this Section 5.5.2(b) shall be multiplied by the quotient of (i) the total number of different Program Antibodies (for detecting analytes) contained in such Biosite Product, divided by (ii) the total number of different antibody types contained in such Biosite Product that specifically bind known, non-antibody target biomolecules and do not represent experimental controls; provided, however, that if such Biosite Product is covered by intellectual property rights granted to Power3 under a Third Party License Agreement, then in no event shall the applicable royalty rate set forth in this Section 5.5.2(b) be reduced by reason of this sentence to a percentage rate less than two (2) times the applicable percentage rate owing by Power3 under such Third Party License Agreement.

(c)                                  Notwithstanding the foregoing (i) only one (1) royalty shall be due for each Biosite Product, and (ii) if any Biosite Product contains two (2) or more antibodies that bind to two (2) or more Program Targets, respectively, and for which different royalty rates apply pursuant to Sections 5.5.2(a) and/or 5.5.2(b), then the applicable royalty rate for such Biosite Product shall be calculated by taking the average of each applicable royalty rate.

(d)                                 During the applicable Pending Royalty Term for a Biosite Product covered by intellectual property rights granted to Power3 under a Third Party License Agreement, on a country-by-country basis, Biosite shall pay to Power3 royalties, with respect to each such Biosite Product, equal to the royalties owing by Power3 under such Third Party License Agreement for Net Sales of such Biosite Product in such country.

5.6                                 Net Sales Milestones.  In addition to the aforementioned royalty payments, if (a) after one (1) year following the date of First Commercial Sale for the first Biosite Product, Biosite has aggregate Net Sales of at least ten million dollars ($10,000,000), Biosite shall pay to Power3 one million dollars ($1,000,000), or (b) if within two (2) years following the date of First Commercial Sale for the first Biosite Product, Biosite has aggregate Net Sales of at least twenty million dollars ($20,000,000), Biosite shall pay to Power3 five hundred thousand dollars ($500,000), or (c) if within two (2) years following the date of First Commercial Sale for the first Biosite Product, Biosite has aggregate Net Sales of at least ten million dollars ($10,000,000), Biosite shall pay to Power3 two hundred and fifty thousand dollars ($250,000); provided, however, that if Biosite achieves one or more of the foregoing milestones, Biosite shall only be obligated to make one (1) payment under this Section 5.6, corresponding to the highest applicable payment.

5.7                                 Third Party Royalty Offset.  If Biosite, its Affiliates or sublicensees are required, in any country in any calendar quarter, to pay Third Party royalties or milestones in consideration for the (sub)license of rights under issued patents necessary to make, use, sell or import a Biosite Product in such country during such calendar quarter, then Biosite shall have the right to credit such Third Party royalties and milestone payments against the royalties and milestones owing under Sections 5.4 and 5.5 with respect to such Biosite Product during such calendar quarter.  In no event shall the royalties or milestones due under Sections 5.4 and 5.5 on any Biosite Product in any calendar quarter be reduced due to credits for Third Party royalties under this Section 5.7 to less than fifty percent (50%) of the amounts due under Sections 5.4 and 5.5 with respect to such Biosite Product in such country in such calendar quarter before giving effect to the application of this Section 5.7.  Notwithstanding the foregoing, if  a Biosite Product is covered by intellectual property rights granted to Power3 under a Third Party License Agreement, then in no event shall the effective royalty rate set forth in Section 5.5 be reduced by reason of this Section 5.7 to a percentage rate less than one and one-half (1 1/2) times the applicable percentage rate owing by Power3 under such Third Party License Agreement.

6.                                       PAYMENT REPORTS AND PAYMENT TERMS

6.1                                 Payment Reports.

6.1.1                        Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Biosite Product by Biosite or its Affiliate or the first grant of a sublicense hereunder, and within sixty (60) days following the expiration or termination of this Agreement, Biosite shall furnish to Power3 a written report showing in reasonably specific detail, on a Biosite Product-by-Biosite Product and country-by-country basis, (a) the gross sales of all Biosite Products sold by Biosite or its Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) all cash consideration received by Biosite from such sublicensees during such calendar quarter, the reason for each such payment, and the calculation of Net Sublicensing Revenues for such quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars.

6.1.2                        With respect to (a) sales of Biosite Products by Biosite or its Affiliate and invoiced in United States dollars and (b) cash consideration paid in United States dollars by Biosite’s sublicensees hereunder, all such amounts shall be expressed in United States dollars.  With respect to (i) sales of Biosite Products by Biosite or its Affiliate and invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Biosite’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent.  The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

6.1.3                        Biosite shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined.

6.2                                 Audits.

6.2.1                        Upon the written request of Power3 and not more than once in each calendar year, Biosite shall permit an independent certified public accounting firm, selected by Power3 and reasonably acceptable to Biosite, at Power3’s expense, to have access during normal business hours to such of the records of Biosite as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Power3 has already conducted an audit under this Section).

6.2.2                        If such accounting firm concludes that additional amounts were owed during the audited period, Biosite shall pay such additional amounts within thirty (30) days of the date Power3 delivers to Biosite such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by Power3; provided, however, if the audit discloses that the royalties payable by Biosite for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Biosite shall pay the reasonable fees and expenses charged by such accounting firm.

6.2.3                        Power3 shall cause its accounting firm to retain all financial information subject to review under this Section 6.2 in strict confidence; provided, however, that Biosite shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Biosite regarding such financial information.  The accounting firm shall disclose to Power3 only whether the reports are correct or not and the amount of any discrepancy.  No other information shall be shared.  Power3 shall treat all such financial information as Biosite’s Confidential Information.

6.3                                 Payment Terms.  All amounts shown to have accrued by each payment report provided for under Section 6.1 above shall be payable on the date such payment report is due.  Payment of amounts in whole or in part may be made in advance of such due date.

6.4                                 Payment Method.  All payments by a party to the other party under this Agreement shall be paid in United States dollars and all such payments shall be originated from a

United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as the payee shall designate before such payment is due.

6.5                                 Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Biosite Product is sold by Biosite or its Affiliate, Biosite shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Power3’s account in a bank or other depository in such country.  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.6                                 Withholding Taxes.  Biosite shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Biosite, or any taxes required to be withheld by Biosite, to the extent Biosite pays to the appropriate governmental authority on behalf of Power3 such taxes, levies or charges.  Biosite shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Power3 by Biosite.  Biosite promptly shall deliver to Power3 proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.                                       CONFIDENTIALITY

7.1                                 Confidential Information.  During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party (including all Confidential Information disclosed prior to the term of this Agreement pursuant to a written confidentiality agreement between the parties), and shall not use, grant the use of or disclose to any third party the Confidential Information of the other party other than as expressly permitted hereby.  Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2                                 Terms of this Agreement.  Except as otherwise provided herein, during the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party.  Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed in writing upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

7.3                                 Limitations on Disclosure.  Each party shall limit the disclosure of the Confidential Information of the other party and the terms of this Agreement on a need-to-know basis to those directors, officers, employees, consultants, licensors, legal and financial advisors, clinical investigators, contractors, (sub)licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

7.4                                 Permitted Disclosures.  The confidentiality obligations contained in this Section 7 shall not apply to the extent that such disclosure is reasonably necessary in the following instances: (a) complying with an applicable law, regulation of a governmental agency or order of a court of competent jurisdiction, or responding to a subpoena, request for production of documents or other lawful court process, (b) complying with any Third Party License Agreement requirements; (c) obtaining approval to test or market a Biosite Product, (d) filing or prosecuting patents relating to Program Inventions owned by the receiving party, (e) prosecuting or defending litigation, and (f) disclosure to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7, provided in each case that the party seeking to make such disclosure shall provide written notice thereof to the other party and reasonable opportunity to object to such disclosure or to request confidential treatment thereof, if available.

8.                                       PUBLICATIONS.  Neither party shall publish or present (other than to applicable regulatory agencies for approval of a product) any data or information resulting from the Program unless such party has first submitted to the other party for its review, a copy of any such proposed publication or other presentation at least sixty (60) days prior to the date of submission for publication or other presentation.  If no response is received within sixty (60) days after the date such materials are submitted to the other party, the submitting party may proceed with the publication or presentation without delay.  If the other party, in good faith and for reasonable business purposes, notifies the submitting party that it does not want the publication or presentation disclosed, the submitting party shall not disclose the publication or presentation.

9.                                       PATENT RIGHTS

9.1                                 Program Inventions.

9.1.1                        Except as otherwise set forth in Section 9.2 below, Biosite shall have the right at its sole expense and in its sole discretion to control the preparation, filing, prosecution, maintenance and enforcement of all patent applications and patents that claim Biosite Improvements and Biosite Inventions.

9.1.2                        Except as otherwise set forth in Section 9.2 below, Power3 shall have the right at its sole expense and in its sole discretion to control the preparation, filing, prosecution, maintenance and enforcement of all patent applications and patents that claim Power3 Inventions.

9.1.3                        Except as otherwise set forth in Section 9.2 below, the parties shall determine by mutual consent which party shall control the preparation, filing, prosecution, maintenance and enforcement of the patent applications and patents that claim Joint Inventions.

9.2                                 Power3 Patent Rights.

9.2.1                        Power3 (or its licensor, as applicable) shall have the right and obligation at its sole expense to control the preparation, filing, prosecution and maintenance of the Power3 Patent Rights.  If Power3 and its licensor elect not to file such a patent application in any country, or decides to abandon such a pending application or issued patent in any country, Power3 shall provide written notice to Biosite, and Biosite shall have the right at its sole expense to assume control of the preparation, filing, prosecution, maintenance and enforcement of such patent application or patent at its own expense; provided, however, that except for the right to prepare, file, prosecute and maintain such patent rights, the rights of each party to such patent rights shall not be affected by reason of this Section 9.2.1.

9.2.2                        Power3 shall have the right at its sole expense and in its sole discretion to control the enforcement of the Power3 Patent Rights against infringers.  If (a) within three (3) months of receipt of written notice from Biosite that a Third Party is marketing in the Exclusive Field and/or Semi-Exclusive Field a diagnostic product that infringes the Power3 Patent Rights and that assays a Program Target, Power3 fails to abate the infringement or file suit to enforce such Power3 Patent Rights against the infringing party in the Exclusive Field and/or Semi-Exclusive Field, or (b) Power3 fails to, or notifies Biosite that it does not desire to, defend a declaratory judgment action brought by a Third Party against Power3 alleging that one or more of the Power3 Patent Rights are invalid or otherwise unenforceable, then Biosite shall have the right to take whatever action it deems appropriate in its own name or, if required for purposes of standing, in the name of Power3 to enforce or defend such Power3 Patent Rights in the Exclusive Field and/or Semi-Exclusive Field, and Power3 shall reasonably cooperate with Biosite in the planning and execution of any such action to enforce or defend the Power3 Patent Rights in the Exclusive Field and/or Semi-Exclusive Field.  The party controlling any such enforcement action may not settle, or otherwise consent to an adverse judgment in, such action that diminishes the rights or interests of the non-controlling party without the prior express written consent of the non-controlling party.  All monies recovered upon the final judgment or settlement of such action shall be shared, after reimbursement of expenses, seventy five percent (75%) by the controlling party and twenty five percent (25%) by the non-controlling party.

9.3                                 Cooperation.  Each party shall cause its employees, agents or consultants, at the sole expense of the other party, to execute such documents and to take such other actions as reasonably necessary or appropriate to enable the other party to prepare, file, prosecute, maintain and enforce the other party’s patent rights.

9.4                                 No Other Technology Rights.  Except as specifically provided in this Agreement, no other rights or licenses to any of Power3’s or Biosite’s technology are implied or granted hereunder.

9.5                                 Third Party License Agreements.  Power3 shall use its best efforts to comply with all the applicable terms and conditions of each Third Party License Agreement and shall maintain in full force and effect each Third Party License Agreement.  Power3 shall promptly notify Biosite if it receives any notices regarding, or otherwise obtains any information that would, or has the potential to, result in, termination of a Third Party License Agreement, or any reduction or limitation of rights under a Third Party License Agreement.

10.                                 TERM AND TERMINATION

10.1                           Expiration.  Unless terminated earlier pursuant to Section 10.2 or 10.3 below, this Agreement shall expire upon the expiration of the last to expire patent contained within the Power3 Patent Rights.  The provisions of Section 4.2 shall survive the expiration of this Agreement on a fully-paid basis.

10.2                           Termination for Cause.  A party may terminate this Agreement by written notice to the other party upon or after the breach of any material provision of this Agreement by the other party, if the other party has not cured such breach within sixty (60) days after written notice thereof from the non-breaching party.  Upon such termination by Biosite, the provisions of Sections 4.2, 4.3, 4.4, 5.5, 5.7 and 6 shall survive any such termination of this Agreement.

10.3                           Termination by Either Party.  At any time following twenty-four (24) months of the Effective Date of this Agreement, either party may terminate this Agreement upon ninety (90) days prior express written notice to the other party.  The provisions of Sections 4.2, 4.3, 4.4, 5 and 6 shall survive any such termination of this Agreement.

10.4                           Termination by Biosite.  Biosite may terminate this Agreement with respect to any Program Target at any time by thirty (30) days prior written notice to Power3 if, despite its commercially reasonable efforts, Biosite is unable to develop and deliver Program Antibodies to such Program Target pursuant to Section 3.1.  Upon any such termination, this Agreement shall remain in full force and effect with respect to any unaffected Program Target.

10.5                           Effect of Expiration and Termination.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  In addition to those provisions that expressly survive pursuant to Sections 10.1 -10.4 above, the provisions of Sections 3.1.3, 3.1.5(b), 3.2.3, 3.6, 6.2, 7, 8, 9, 10.5, 11 and 12 shall survive the expiration or any termination of this Agreement.

11.                                 INDEMNITY

11.1                           Indemnity.

11.1.1                  By Biosite.  Biosite shall indemnify and hold harmless, and hereby forever releases and discharges Power3 and its Affiliates and their respective officers, directors, employees and agents, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of Biosite under this Agreement, (b) the use of the Program Antibodies by Biosite, its Affiliates or sublicensees, (other than under the Program), (c) the making, using or selling of Biosite Products (without regard to culpable conduct), or (d) the gross negligence or willful misconduct of Biosite, its Affiliates or sublicensees in the performance of its obligations, and its permitted activities, under this Agreement.

11.1.2                  By Power3.  Power3 shall indemnify and hold harmless, and hereby forever releases and discharges Biosite and its Affiliates and their respective officers, directors, employees and agents, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of Power3 under this Agreement, (b) the use of the Program Antibodies by Power3, its Affiliates or licensees (other than Biosite, its Affiliates or sublicensees), (c) the making, using or selling of products (without regard to culpable conduct) by Power3, its Affiliates or licensees (other than Biosite, its Affiliates or sublicensees), which products were developed or derived through the use of the Program Antibodies, or (d) the gross negligence or willful misconduct of Power3, its Affiliates or licensees (other than Biosite, its Affiliates or sublicensees) in the performance of its obligations, and its permitted activities, under this Agreement.

11.2                           Procedure.  A party (the “Indemnitee”) that intends to claim indemnification under this Section 11 shall promptly notify the other party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification.  The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings.  The indemnity obligations under this Section 11 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 11 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 11.  The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 11.

11.3                           Insurance.  Each party shall maintain such insurance with respect to the development, manufacture and sales of Biosite Products or Power3 products developed or derived through the use of the Program Antibodies, as applicable, by such party, its Affiliates, licensees, or (sub)licensees in such amounts as such party customarily maintains with respect to the development, manufacture and sales of its other products.  Each party shall maintain such insurance for so long as it continues to develop, manufacture or sell Biosite Products or Power3 products developed or derived through the use of the Program Antibodies, as applicable, and thereafter for so long as it customarily maintains insurance for itself covering the development, manufacture and sales of its other products.

12.                                 MISCELLANEOUS

12.1                           Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Biosite:	Biosite Incorporated
11030 Roselle Street
San Diego, California 92121
Attention: Chief Executive Officer
With a copy to: Legal Dept.

with a copy to:	Morrison & Foerster LLP
3811 Valley Centre Drive, Site 500
San Diego, California 92130
Attention: Mark R. Wicker

If to Power3:	Power3 Medical Products, Inc
3400 Research Forest Drive
Suite B2-3
The Woodlands, Texas 77381
Attention: CEO

12.2                           Assignment.  Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or other similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment or transfer in violation of this Section 12.2 shall be void.

12.3                           Resolution of Disputes.  In the event of any dispute or disagreement between the parties either in interpreting any provision of this Agreement or about the performance of either party and upon the written request of either party, each of the parties will appoint a designated representative to attempt to resolve such dispute or disagreement.  The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings.  The specific format of such discussion shall be left to the discretion of the designated representatives.  No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other party).  Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the discussions and negotiations set forth above.

12.4                           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law principles thereof.

12.5                           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  All express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

12.6                           Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.7                           Independent Contractors.  Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency.  Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action that shall be binding on the other party, without the prior consent of the other party to do so.

12.8                           Waiver.  The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

12.9                           Force Majeure.  A party shall neither be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation for the payment of money) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

12.10                     Other Activities.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall preclude either party from conducting other programs (either for its own benefit or with or for the benefit of any other Person) to conduct research, or to develop or commercialize products or services, for use in any field.

12.11                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BIOSITE INCORPORATED

By	/s/ Chris Hibberd
Name	Chris Hibberd
Title	SVP, Corporate Development

POWER3 MEDICAL PRODUCTS, INC

By	/s/ Steven B. Rash
Name	Steven B. Rash
Title	Chairman/CEO